EXHIBIT 10.2
Dated 2 September 2009
ATRIUM EUROPEAN REAL ESTATE LIMITED
and
GAZIT MIDAS LIMITED
and
CPI CEE MANAGEMENT LLC
AMENDED AND RESTATED RELATIONSHIP AGREEMENT
Linklaters
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref SBoyd/EHorvath

Relationship Agreement
THIS AGREEMENT is made on 2 September 2009
BETWEEN:
(1)	Atrium European Real Estate Limited of 32 Commercial Street, St. Helier, Jersey JE4 OQH (previously known as Meinl European Land Limited, “Atrium”);

(2)	Gazit Midas Limited of Templar House, Don Road, St. Helier, Jersey JE1 2TR (“Gazit”); and

(3)	CPI CEE Management LLC of 1209 Orange Street, Wilmington, Delaware 19801, United States of America (“CPI”) (together the “parties”).
WHEREAS:
(A)	Atrium, CPI/Gazit Holdings Limited, Gazit Globe, CPI Austria, Meinl European Real Estate Limited and Meinl Bank AG entered into a master transaction agreement dated 20 March 2008 (the “Master Transaction Agreement”).

(B)	In accordance with Section 5.2 and Schedules 5 and 9 of the Master Transaction Agreement, Atrium, Gazit Globe and CPI Austria entered into a relationship agreement dated 1 August 2008 (and CPI Austria and Gazit Globe assigned and novated it, respectively, to CPI and Gazit on 1 August 2008) (the “Original Relationship Agreement”).

(C)	The parties have agreed to amend and restate the Original Relationship Agreement by the substitution in their entirety by the provisions of this Agreement, with effect from and conditional on closing of the Transaction (as defined below).
It is agreed as follows:
1	Interpretation
1.1	Definitions
In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliates” means, in relation to a specified person, any family relation of such person, any person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the specified person and shall also include any person who is a director or officer of the specified person or beneficial owner of at least 30% (thirty per cent.) of any class of the then issued share capital of the specified person, and in the case of Atrium shall include the Atrium Companies and in the case of the Investor Parties shall include, for the purposes of Clause 3.1.4, Citigroup Inc and any Affiliate of Citigroup Inc and Gazit and any Affiliate of Gazit;

“Atrium Companies” means Atrium and its subsidiaries (including, but not limited to, the Atrium Project Companies), and “Atrium Company” means any of them;

“Atrium Group” means Atrium and its Affiliates from time to time and “Atrium Group Company” means any one of them;

“Atrium Project Company” means any entity which have been or is to be established by any Atrium Company under any joint-venture agreements,

cooperation agreements or similar arrangements with third parties for the purpose of acquiring, holding, developing or servicing Properties;
“Atrium Securities” means equity or capital of Atrium, including Atrium Shares (whether fully or partly paid), any rights, options or warrants to purchase Atrium Shares and any other convertible or quasi-equity securities issued by or on behalf of Atrium;

“Atrium Shares” means ordinary shares in the capital of Atrium;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales and the Netherlands and on which banks are open in London and Amsterdam for general commercial business;

“Closing” has the meaning given in the Transaction Agreement;

“Control” means in respect of an entity, the capacity to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by agreement, as trustee or executor, or otherwise, and the terms “Controlling” and “Controlled by” shall be construed accordingly;

“Co-Investor” means any company, fund, collective investment scheme, trust, partnership (including, without limitation, any co-investment partnership), special purpose vehicle or other entity the interests in Atrium Securities of which are managed or controlled directly or indirectly by CPI and/or any Affiliate of CPI or by Gazit and/or any Affiliate of Gazit, respectively;

“CPI Austria” means CPI Austria Holdings Limited, whose registered office is at Le Masurier House, La Rue La Masurier, St Helier, Jersey;

“Gazit Globe” means Gazit Globe Limited, whose registered office is at 1 Derech Hashalom Street, Tel Aviv, 67892 Israel;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

“Investor Party” means each of CPI and Gazit and “Investor Parties” shall mean CPI and Gazit;

“Master Transaction Agreement” has the meaning given to it in Recital A; “Properties” has the meaning given to such term in paragraph 31 of Schedule 1, Part A of the Master Transaction Agreement;

“Trading Day” means a trading day on the relevant market on which the securities in question are traded; and

“Transaction” means the exchange by Atrium with the Investor Parties of all of (i) Atrium’s 10.75% subordinated convertible bonds due in 2015, (ii) the special voting shares issued in connection with such bonds and (iii) the warrants for Atrium Shares, held by the Investor Parties and/or their Affiliates in consideration for the issue of new Atrium Shares and the payment of cash as set out in the Transaction Agreement;

“Transaction Agreement” means the transaction agreement dated 2 September 2009 between Atrium, Gazit, and CPI relating to the Transaction; and

“Working Hours” means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.
1.2	Other interpretive provisions
In this Agreement, unless the context otherwise requires:
1.2.1	references to a “person” include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

1.2.3	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.4	for the purposes of applying a reference to a monetary sum expressed in euro, an amount in a different currency shall be deemed to be an amount in euro translated at the spot rate of exchange (the closing mid-point) for that currency into euro on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank at the close of business in London as at such date; and

1.2.5	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.3	Enactments
Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of Atrium or the Investor Parties under this Agreement.
2	Effectiveness
This Agreement is conditional on and shall become effective and binding immediately and automatically upon Closing (as that term is defined in the Transaction Agreement) without any further action or condition being required on the part of any person. The provisions of the Original Relationship Agreement shall continue in full force and effect until Closing at which time the Original Relationship Agreement shall be substituted in its entirety by this Agreement (save for any rights accrued under the Original Relationship Agreement prior to that time).
3	Investor Parties’ consent rights
3.1	The parties agree that the prior written consent of both of the Investor Parties shall be required to each of the following:
3.1.1	at any time the sale or other disposition or financing in a single or series of transactions (whether related or not) directly or indirectly of one or more assets having an aggregate value of more than 20 per cent. of the gross asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium;

3.1.2	at any time, either directly or indirectly, (i) acquiring, or entering any agreement or other arrangement or commitment to acquire or to obtain an option to acquire, any assets in a single or series of transactions and directly or indirectly; (ii) investing in or acquiring any share in, or any security issued by, any person, or any interest therein or in the capital of any person (other than a wholly owned subsidiary), or making any capital contribution to any person, or from any person (other than a wholly owned subsidiary) (or agree to do any of the foregoing); or (iii) investing in or acquiring any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing) which in any of the foregoing cases has an aggregate value equal to or greater than 20 per cent. of the gross asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium;

3.1.3	at any time (i) the entry into or the entering into of an agreement or other arrangement or commitment to enter into or to obtain an option to enter into in each case by any Atrium Group Company of any material joint venture, material partnership, material consortium or other similar arrangement (and for the purposes of this Clause 3.1.3(i), “material” shall mean an amount equal to 20 per cent. of the gross asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium); (ii) investing in or acquiring (or agreeing to invest in or acquire) any share in, or any security issued by, any joint venture, consortium, partnership or other unincorporated association or any interest therein; or (iii) transferring any assets, or lending to or giving a guarantee or security for, or otherwise underwriting, the obligations of, or incurring any other liability (whether actual or contingent and whether present or future) in respect of, a joint venture, consortium, partnership or other unincorporated association (or agreeing to do any of the foregoing);

3.1.4	at any time the entry into or the entering into of an agreement or other arrangement or commitment to enter into or to obtain an option to enter into in each case by any Atrium Group Company of any material transaction with either of the Investor Parties or any of their respective Affiliates (and for the purposes of this Clause 3.1.4, “material” shall mean an amount equal to 10 per cent. of the net asset value of the Atrium Group on a consolidated basis calculated by reference to the last published audited or unaudited financial statements of Atrium);

3.1.5	any change in the tax jurisdiction of Atrium that would have a material adverse impact on holders of Atrium Shares; and

3.1.6	any appointment of the chief executive officer or acting chief executive officer of Atrium.
3.2	Atrium agrees with the Investor Parties that unless the prior written consent of the Investor Parties has been obtained it will procure that each Atrium Group Company will not take or omit to take any action or permit any action to be taken the result of which would be to give effect to any of the matters referred to in Clause 3.1 above.
4	Conflicts with Articles
4.1	If the provisions of this Agreement conflict with the memorandum or articles of association or other constitutional documents of Atrium, the provisions of this Agreement shall to the maximum extent legally possible prevail as amongst the parties. The Investor Parties shall to the maximum extent legally possible:
4.1.1	exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement; and

4.1.2	ensure any amendment to the Memorandum or Articles or other constitutional document of Atrium (if necessary and to the extent legally possible) required to give effect to the provisions of this Agreement is made.
4.2	As a separate obligation, severable from the obligations in Clause 4.1, Atrium shall to the maximum extent legally possible:
4.2.1	exercise all voting and other rights and powers available to it to give effect to the provisions of this Agreement; and

4.2.2	ensure any amendment to the Memorandum or Articles or other constitutional document of Atrium (if necessary and to the extent legally possible) required to give effect to the provisions of this Agreement is made.
4.3	If the performance of the obligations of Atrium in Clause 3.2 would result in conflict with any provision of any constitutional document of an Atrium Group Company then to the maximum extent legally possible Atrium shall and shall procure that every member of the Atrium Group shall:
4.3.1	exercise all voting and other rights and powers available to it to give effect to the provisions of this Agreement; and

4.3.2	ensure that any amendment to each constitutional document (if necessary and to the extent legally possible) required to give effect to the provisions of this Agreement is made.
5	Investor Parties’ access rights
5.1	Subject to Clause 5.2, Atrium shall and shall cause its Affiliates (including the Atrium Companies) to provide the Investor Parties with such information as the Investor Parties may from time to time reasonably request with respect to each Atrium Company and the Transaction (including, without limitation, in respect of any transaction for which consent is required pursuant to this Agreement) and shall furnish to the Investor Parties and their agents and advisers (including, without limitation, their legal, financial, accounting and tax advisers) such data and information (including financial and operations data) regarding the business, properties and personnel of any member of the Atrium Group as the Investor Parties may from time to time reasonably request, it being expressly agreed that it shall be reasonable for an Investor Party to request:
5.1.1	any information required for the purposes of making a qualified electing fund election for US tax purposes;

5.1.2	quarterly and year end financial information;

5.1.3	any information required by an Investor Party to enable it to comply with any securities law, rule or regulation to which it is subject from time to time; and

5.1.4	any information required by an Investor Party to enable it to comply with any law or regulation to which it is subject from time to time.
In addition Atrium shall and shall cause its Affiliates (including the Atrium Companies) to provide the Investor Parties with such access to the personnel, properties and personnel of Atrium and each of its Affiliates during normal working hours as the Investor Parties may from time to time reasonably request.
5.2	Except with respect to:
5.2.1	financial data required by an Investor Party in order to prepare its financial statements; and

5.2.2	information required by an Investor Party for the purposes of making a qualified electing fund election for US tax purposes;

5.2.3	any information required by an Investor Party to enable it to comply with any securities law, rule or regulation to which it is subject from time to time; and

5.2.4	any information required by an Investor Party to enable it to comply with any law or regulation to which it is subject from time to time,
Atrium shall not be obliged to provide the Investor Parties with any information which, in the reasonable judgment of Atrium, relates to trade secrets or the disclosure of which would violate any law, rule or regulation, including any law, rule or regulation applicable to a listed issuer in the jurisdiction in which Atrium is listed.

5.3	On request from CPI, Atrium shall on an annual basis provide CPI with a certificate in the form annexed to this Agreement at Schedule 1.
6	Third Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.
7	Duration and Termination
7.1	Subject to Clause 7.3, this Agreement shall terminate:
7.1.1	if the Investor Parties, their respective Affiliates and the Co-Investors hold in the aggregate less than 20,000,000 Atrium Shares for more than 90 consecutive Trading Days; or

7.1.2	by agreement in writing.
7.2	Where there is more than one Investor Party to this Agreement, the Agreement shall be terminated immediately in respect of an Investor Party if it or its respective Affiliates or Co-Investors cease to hold any Atrium Shares.

7.3	Any termination of this Agreement shall be without prejudice to any provisions hereof which are expressed to continue in force thereafter and shall be without prejudice to any rights or obligations which may have accrued prior to the date of termination and Clauses 1, 2, 6 to 17 shall survive termination of this Agreement.

7.4	If Atrium takes any action to alter its share capital with the result that the number of Atrium Shares held by the Investor Parties is altered, including without limitation any share consolidation or share division but excluding any issue of new Atrium Shares, the threshold numbers of Atrium Shares set out in Clause 7.1.1 shall be increased or reduced (as the case may be) proportionately to reflect this alteration, unless otherwise agreed in writing by the parties.
8	Confidentiality
8.1	For the purposes of this Clause 8:
8.1.1	“Confidential Information” means any information received by the Investor Parties (or any of their Representatives) relating to any of the Atrium Companies pursuant to Clause 5 and includes written information and information transferred or obtained orally, visually, electronically or by any other means; and

8.1.2	“Representatives” means in relation to the Investor Parties, their respective directors, officers, employees, agents, consultants, contractors, advisers (including, without limitation, attorneys, accountants, consultants, bankers and financial advisers).
8.2	Each Investor Party shall (and shall ensure that each of its Representatives and, if applicable, assignees shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except:

8.2.1	as this Clause 8 permits; or

8.2.2	as Atrium approves in writing.
8.3	Clause 8.2 shall not prevent disclosure by an Investor Party or its Representatives to the extent it can demonstrate that:
8.3.1	disclosure is required by law, or by the rules, regulations or requirements of any stock exchange or any regulatory or other supervisory body or authority (including tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform Atrium of its intention to disclose such information and take into account the reasonable comments of Atrium);

8.3.2	subject to applicable laws, rules and regulations, disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

8.3.3	subject to applicable laws, rules and regulations, disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives); or

8.3.4	subject to applicable laws, rules and regulations, disclosure is required for the purpose of any arbitral, judicial or regulatory proceedings arising out of this Agreement (or the Transaction Agreement).
8.4	Each Investor Party may disclose Confidential Information to its parent entity and any Representatives of either of them, and undertakes that it shall only disclose Confidential Information to those persons if:
8.4.1	it is reasonably required for purposes connected with this Agreement or the investment by the Investor Party in Atrium and such persons are informed of the confidential nature of the Confidential Information; or

8.4.2	those persons agree to comply with the confidentiality obligations contained in this Clause 8 as if they were a party hereto.
8.5	Each Investor Party may disclose Confidential Information to any Co-Investor or potential Co-Investor or the parent entity of any Co-Investor and undertakes that it shall only disclose Confidential Information to those persons if:
8.5.1	it is reasonably required for purposes connected with that person’s direct or indirect co investment in Atrium; or

8.5.2	those persons agree to comply with the confidentiality obligations contained in this Clause 8 as if they were a party hereto.
8.6	Each of CPI and Gazit may disclose Confidential Information to the other.
9	Notices
9.1	Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
9.2	The addresses and fax numbers of the parties for the purpose of Clause 9.1 are:

Atrium

For the attention of:	Address:	Fax:

Simon Radford	Aztec Financial Services	+44 (0) 1534 833 033
(Jersey) Limited, PO Box
730, 32 Commercial
Street, St Helier, Jersey,
JC4 OQH

CPI
For the attention of:	Address:	Fax:

Jeremy Kenley	c/o Citi Property Investors,	+44 (0) 207 508 8932
Ground Floor, Stirling
Square, 5-7 Carlton
Gardens, London SW1Y
5AD

With a copy to:

David Ereira	Linklaters LLP, One Silk	+44 (0) 207 456 2222
Street, London EC2Y 8HQ

Gazit
For the attention of:	Address:	Fax:

Eran Ballan (copy to Oren	Templar House,	+972 3 696 1910
Hon)	Don Road,
St. Helier,
Jersey
JE1 2TR

With a copy to:

David Ereira	Linklaters LLP, One Silk	+44 (0) 207 456 2222
Street, London EC2Y 8HQ
10	Invalidity
If any provision in this Agreement or part thereof shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part thereof shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.
11	Further Assurance
At any time after the date of this Agreement each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving to that other party the full benefit of all the provisions of this Agreement.
12	Waiver
No failure of either party to exercise and no delay by either party in exercising any right, power or remedy in connection with this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any other rights, powers or remedies (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.
13	Assignment
13.1	Except as provided in Clause 13.2 or Clause 13.3 below or unless specifically agreed in writing by all of the parties to this Agreement, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 13 shall be null and void.
13.2	Either Investor Party (a “Transferor”) may novate all, but not some only, of its rights and obligations pursuant to this Agreement (a “Transfer”) to a person (a “Permitted Transferee”) who either:
13.2.1	is a wholly owned subsidiary of either (i) that Transferor; or (ii) is a parent company of that Transferor who wholly owns (directly or indirectly) that Transferor;

13.2.2	in the case of CPI (and its successors in title and assigns), is Citigroup Inc. or a company of which 75 per cent. or more of the then issued share capital is owned (directly or indirectly) by Citigroup Inc; or

13.2.3	in the case of Gazit (and its successors in title and assigns), is a company of which 75 per cent. or more of the then issued share capital is owned (directly or indirectly) by Gazit, provided that if a Permitted Transferee of a Transferor ceases to be connected with that Transferor (other than solely by reason of such Transferor ceasing to exist) such that the Transfer would no longer be permitted under this Clause 13.2 were it to occur after such connection had ceased, the Permitted Transferee shall, and (if it still exists) the Transferor shall procure that the Permitted Transferee shall, effect a Transfer to another Permitted Transferee of the Transferor as soon as reasonably practicable after such connection has ceased.
13.3	It is acknowledged and agreed by Atrium that the Investor Parties may at any time transfer rights under this Agreement to any Affiliate of such Investor Party or any bank or financial institution that provides facilities to each of the Investor Parties or acts as facility agent and/or security trustee or security agent by way of security for the indebtedness of each of the Investor Parties incurred in connection with the initial investment in Atrium or the transaction documented by the Master Transaction Agreement. If the benefit of the whole or any part of this agreement is assigned by an Investor Party to any Affiliate in accordance with this Clause 13.3 such Affiliate may at any time assign the same to any other Affiliate of that Investor Party and where any such original or subsequent assignee subsequently ceases to be an Affiliate of the Investor Party the Investor Party shall procure that before it so ceases it shall assign that benefit to the Investor Party or to another continuing Affiliate of the Investor Party.
13.4	If an assignment is made in accordance with this Clause 13, the liabilities of Atrium to the Investor Parties under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.
14	Whole agreement
This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.
15	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.
16	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.
17	Governing Law and Arbitration
17.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be interpreted in accordance with, English law.
17.2	If any dispute, controversy or claim arises out of or in connection with this Agreement including the breach, termination or invalidity thereof (a “Dispute”), any party may serve formal written notice on any other party that a Dispute has arisen (a “Notice of Dispute”). The Notice of Dispute shall describe the material points of the Dispute in sufficient detail to enable the parties to reach an amicable settlement pursuant to the procedure set out in the remaining provisions of this Clause 17.
17.3	Following the service of a Notice of Dispute, the relevant parties shall use all reasonable efforts to settle such Dispute amicably through negotiations between their respective authorised representatives within a period of 30 days starting from the date of receipt of the Notice of Dispute by the receiving party or parties. The relevant parties may by agreement extend such 30 day period and take all such other steps as they agree will assist them in reaching an amicable settlement of the Dispute, including the joint appointment of a mediator.

17.4	If the Dispute is not resolved by the signing of written terms of settlement by authorised representatives of each of the relevant parties within such 30 day period, then the Dispute shall be referred, by any of the relevant parties, to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three arbitrators appointed in accordance with those Rules. The seat of the arbitration shall be Paris. The language of the arbitration shall be English.

17.5	The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding or any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the tribunal, the ICC, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

17.6	Nothing in this Clause 17 shall prevent any party from applying to any competent judicial authority for interim or conservatory measures at any time consistent with the Rules of Arbitration of the ICC.

Schedule 1
Form of Certificate for the purposes of Clause 5.3
To: CPI CEE Management LLC
We, (Atrium European Real Estate Limited) hereby confirm that we and our subsidiaries:
1.	[have/do not have any]* credit relationships with any banking entities within the Citigroup Group [as follows:]*
[list of credit relationships to be included as appropriate]*
2.	do not have any cross marketing arrangements with the Citigroup Group.
Notes:
“Credit relationships” include loans, guarantees, letters of credit, as well as less obvious relationships such as leases, corporate credit cards and deposit account overdraft lines.
“Citigroup Group” means Citigroup Inc. and any subsidiary undertakings as advised by CPI to us in writing.

*	Delete as appropriate

IN WITNESS whereof this Agreement has been duly executed:

SIGNED by on behalf of Atrium European Real Estate Limited:	}	/s/ Rachel Lavine

SIGNED by CHAIM KATZMAN AND AHAROW SOFFER on behalf of Gazit Midas Limited:	}	/s/ Chaim Katzman

SIGNED by CPI CEE on behalf of Gazit Midas Management LLC acting by	}	/s/ Michael Astarita
Citigroup Alternative
Investments Real Estate GP
LLC, its Managing Member
by
Michael Astarita
Vice President